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                                                                   EXHIBIT 10.04

                    FIRST AMENDMENT TO AGREEMENT OF PURCHASE

         THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE (this "Amendment") is entered into effective as of the 19th day of February, 2004 by and between 2350 NORTH BELT, L.P., a Georgia limited partnership (hereinafter "Seller"), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (hereinafter "Purchaser").

                                   WITNESSETH:

         WHEREAS, Seller and Purchaser entered into that certain Agreement of Purchase, dated as of January 21, 2004 (the "Agreement"), in which Seller agreed to sell to Purchaser, and Purchaser agreed to purchase from Seller, certain real property located in Houston, Harris County, Texas, together with all improvements located hereon, and being more fully identified in the Agreement (hereinafter the "Property"). Any terms that are capitalized in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement; and

         WHEREAS, Seller has agreed to give Purchaser a credit at Closing; and

         WHEREAS, Purchaser has performed all of its diligence and determined that it is willing to proceed with the Agreement; and

         WHEREAS, Purchaser has agreed that its right to terminate the Agreement pursuant to Section 6.1 of the Agreement expires of even date herewith;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby agree as follows:

1. Earnest Money. Notwithstanding anything to the contrary in the Agreement, the additional earnest money deposit in the sum of One Hundred Fifty Hundred Thousand and No/100 Dollars ($ 150,000.00) shall be deposited with Escrowee on or before February 23, 2004, by 5:00 P.M., Pacific time.

2. Diligence and Termination Rights. Purchaser hereby acknowledges that it has conducted all diligence, performed all tests and made all other inquiries it deems necessary or appropriate in connection with its acquisition of the Property including, but not limited to, matters of title and survey, and Purchaser agrees that its right to terminate the Agreement pursuant to Section 6.1 of the Agreement has expired as of the date of this Amendment. Seller and Purchaser further agree that, except for the deed of trust shown as Item 5 on Schedule C to that certain Commonwealth Land Title Insurance Company Commitment G. F. No. 0484008 in favor of Triple Net Properties. LLC having an

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         effective date of January 13, 2004 at 7:59 A.M. (the "Commitment"), which is the only Mandatory Cure Items at this time, all title matters disclosed on the Commitment and Purchaser's survey prepared by Sandoval Engineers & Surveyors. Inc., dated February 19, 2002, last revised January 30, 2004, are Permitted Exceptions and there are no Seller Cure Items at this time.

3. Purchase Price Adjustment. Seller and Purchaser hereby acknowledge and agree that Section 2 of the Agreement is hereby modified to provide that the Purchase Price shall be reduced to Twelve Million Six Hundred Seventy Five Thousand and No/100 Dollars ($12,675,000). Seller shall not owe any commission to the Purchaser's Broker and Section 22.2 of the Agreement shall be modified to delete the reference to the Purchaser's Broker and its commission.

4. Credit for Free Rent. Seller and Purchaser agree that Seller shall give Purchaser a credit at Closing in the amount of any free rent which will not have been fully utilized prior to Closing, including without limitation, any free rent under the terms of the Shawcor Lease.

5. Estoppel and SNDA Forms. The SNDAs to be delivered by Seller pursuant to Section 11.8 of the Agreement shall be on the form attached hereto as Exhibit A, and the estoppels to be delivered by Seller pursuant to Sections 11.8 and 12.2 of the Agreement shall be on the form attached hereto as Exhibit B.

6. REA Estoppel. It shall be an additional condition precedent to Purchaser's obligation to consummate the acquisition of the Property that prior to Closing, Seller must deliver an estoppel from the party or parties entitled to enforce the Reciprocal Easement Agreement dated December 8, 1992, as described in instrument filed under Harris County Clerk's No. H261377, in favor of Purchaser and Purchaser's lender, which certifies that that there are no current violations of any restrictions which the Association is entitled to enforce, no monetary amounts are due which have not yet been paid.

7. Closing Date. Purchaser and Seller hereby acknowledge and agree that the Closing Date shall occur on or before 2:00 P.M., local Texas time, on April 1, 2003.

8.       Rent Guaranty Escrow.

         a. At Closing. Escrowee shall create an escrow to hold funds to be used as a rent guaranty (the "Rent Guaranty Escrow"), and shall withhold from Seller's proceeds at Closing the total sum of Two Hundred Sixty Thousand Four Hundred Thirty Six and 50/100 Dollars ($260,436.50) and shall transfer such funds into the Rent Guaranty Escrow, to be distributed as provided herein, The Rent Guaranty Escrow is intended to guaranty twelve months of rent payment for the entire leasable area of the 6th Floor of the Building (15,595 square feet) (the "Guarantied Premises") at an annual rental rate of $16.70 per square foot (the "Agreed Rental Rate") and for a term of twelve (12) months commencing on the Closing Date.

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         b.       All amounts in the Rent Guaranty Escrow shall be placed in an interest bearing account with a national banking association. All interest accrued on amounts in the Rent Guaranty Escrow shall inure to the benefit of Seller.

         c. Purchaser agrees that, except for the Pending GSA Lease described below, Purchaser shall be responsible for any leasing costs attributable to the Guarantied Premises which arise after Closing.

         d. Funds shall be disbursed from the Rent Guaranty Escrow as provided for in this subparagraph, At Closing, for all portions of the Guarantied Premises for which rent has not been collected for the month in which Closing occurs, Escrowee shall immediately disburse to Purchaser from the Rent Guaranty Escrow an amount equal to the rent attributable to such portions of the Guarantied Premises which would have been prorated to the Purchaser if rent for the month in which Closing occurs for such portions of the Guarantied Premises had been paid on time in the amount of the Agreed Rental Rate. On the fifth business day of each calendar month commencing the month after Closing, Escrowee shall disburse Twenty One Thousand Seven Hundred Three and 4/100ths Dollars ($21,703.04) (a "Monthly Disbursement") from the Rent Guarantee Escrow, as follows: (A) to Seller an amount equal to the rent actually received by Purchaser by the third business day of the month from tenants for the Guarantied Premises during the previous calendar month (whether such rent is attributable to the current month or any month previous to the disbursement but after Closing); and (B) to the Purchaser, the balance of the Monthly Disbursement. In the event that, under the terms of clause (A) in the preceding sentence, the Seller is entitled to receive more than a particular Monthly Disbursement, the Escrowee shall withhold from the subsequent Monthly Disbursement the amount necessary to pay seller the amount to which seller is entitled, For purposes of determining what rent has been received by the Purchaser by the third business day of a particular month, the Escrowee may rely on a written representation by the Purchaser, unless the Seller provides evidence of payment reasonably satisfactory to the Escrowee. On the one year anniversary of Closing, the balance of the Rent Guaranty Escrow shall be disbursed to Purchaser, and no party shall have any further rights or liabilities relating to the Rent Guaranty Escrow.

         e. Purchaser acknowledges that Seller currently has an offer pending with the GSA to lease approximately 8,200 square feet of the Guarantied Premises, at the same terms as the existing GSA lease, with a landlord TI allowance of $10,841.24 and leasing commission of four percent (the "Pending GSA Lease"). Purchaser agrees to lease any portion of the Guarantied Premises to GSA substantially on the terms described in Exhibit A. Seller shall be responsible for all leasing costs (including tenant improvement costs and leasing commissions) payable with respect to the Pending GSA Lease. Purchaser agrees to permit the GSA to terminate its existing

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                  lease of Suite 100 in the Building at no cost to GSA, upon execution by GSA of the Pending GSA Lease. For purposes of calculating the portion of each Monthly Disbursement to be released to Seller, with respect to the Pending GSA Lease, Escrowee shall release to Seller an amount which is equal to the rent paid by GSA pursuant to the Pending GSA Lease, less the rent which would have been paid by the GSA under its existing lease of Suite 100.

         f. Seller and Purchaser both shall use diligent efforts to lease all portions of the Master Lease Premises during the term of the Master Lease; provided, however that any lease of such space must be acceptable to Purchaser in its commercially reasonable discretion.

         g. Notwithstanding any provision to the contrary in the Agreement or this Amendment, in no event shall either party have the right to offset from the Rent Guaranty Escrow any claims arising out of the Agreement.

         h. The fees charged by the Escrowee for handling the Rent Guaranty Escrow shall be shared equally between the Seller and Purchaser and shall be paid at Closing.

9. Ratification. Except as expressly set forth in this Amendment, the Agreement remains unmodified and unchanged as reinstated hereby and Seller and Purchaser hereby ratify and affirm the Agreement as hereby amended and reinstated.

10. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement and the signatures of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. This Amendment may be delivered by facsimile, and such facsimile counterparts shall be valid and binding on the parties with the same effect as if original signatures had been exchanged

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

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         IN WITNESS WHEREOF, Seller and Purchaser have executed this First
Amendment as of the effective date first set forth above.

SELLER:                               2350 NORTH BELT, L.P.,
                                      a Georgia limited partnership

                                      By:     GIG-2350 North Belt, L.P., a
                                              Georgia Limited partnership, its
                                              general partner

Date:                                         BY: /s/ Robert C. Goddard
     -------------------------                    ------------------------------
                                                  Name: Robert C. Goddard, III
                                                  Its: General Partner

PURCHASER:                            TRIPLE NET PROPERTIES, LLC, a
                                      Virginia limited liability company

Date: 2-20-04                         By: /s/  Tony Thompson
                                          --------------------------------------
                                          Name: Tony Thompson
                                          Its: President

CONSENTED AND AGREED TO BY PURCHASER'S BROKER:

                                      TRIPLE NET PROPERTIES REALTY, INC.
                                      a California corporation

                                      BY: /s/  Tony Thompson
                                          --------------------------------------
                                      Name: Tony Thompson
                                      Its: President

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